Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) effective  September 11, 2007 (the “Effective Date”) by and between ANDOVER MEDICAL, INC, a Delaware corporation, (the “Company”) and JIM SHANAHAN (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Executive is presently employed by the Company in a senior executive capacity;

WHEREAS, the Company desires to continue to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to continue his employment with the Company on the terms and conditions set forth herein and enter into such agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.           Effectiveness; Term of Employment.

a.             Effectiveness.   This Agreement shall constitute a binding agreement between the Parties as of the date hereof.

b.             Term of Employment.   The term of this Agreement shall commence on the Effective Date and terminate two (2) years thereafter or for such longer term as the Company and the Executive may agree in writing, but subject to the termination provisions of Paragraph 7 below (the “Term).

2.           Position.

a.             During the Term, the Executive shall serve as the Company’s Chief Financial Officer.  The Executive shall report to the Chief Executive Officer (“CEO”) and have and perform such duties and authority generally associated with a Vice President and Chief Financial Officer of a publicly owned corporation.  The Executive will have and perform other duties as shall be determined from time to time by the CEO and the Company’s Board of Directors (the “Board”) consistent with the Executive’s position.

b.             During the Term, the Executive will devote substantially all of his business time and efforts (excluding periods of vacation and sick days) to the performance of the Executive’s duties hereunder, and will not engage in any other business, profession or occupation which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board, which consent shall not unreasonably be withheld.  The Executive may: (i) engage in personal investment activities (including for the Executive’s immediate family); (ii) serve on the boards of nonprofit organizations and business entities; and/or (iii) be involved in other organizations, in each case provided that any of such activities do not materially interfere with the Executive’s performance of his duties for the Company or create a conflict of interest with that of the Company.

c.             Subject to such travel as the performance of the Executive’s duties may reasonably require, the Executive shall perform the duties required of him by this Agreement.

3.            Compensation.

a.             Base Salary.   The Executive’s Gross Base Salary, is hereinafter referred to as “Base Salary.” During the term, the Company shall pay to the Executive a Base Salary of $5,769.23 per biweekly period ($150,000.00 per year), paid in accordance with the Company’s regular payroll practices.  Executive’s Base Salary will be subject to all appropriate legally required tax deductions.

b.             Equity Based Compensation.   In conjunction with the execution of this Agreement, the Executive shall be granted a one-time grant of incentive stock options (“Options”) to purchase 300,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of such stock on September 11, 2007.  The Options shall vest in 36 equal monthly installments and, upon vesting, be exercisable by the Executive, in whole or in part, at any time through their expiration date.  The terms of the Options shall be set forth in a stock option agreement granting such Options and shall be issued to the Executive in accordance with the Andover Medical, Inc. 2006 Employee Stock Incentive Plan (the “2006 Plan”).

c.             Annual Bonus.  The Executive shall receive an annual incentive bonus (the “Bonus”) based on certain criteria and corporate objectives similar to the objectives established by the Board for the CEO.  The Bonus target shall be twenty-five percent (25%) of the Executive’s Base Salary and be paid to the Executive on an annual basis, subject to all appropriate legally required tax deductions.

d.             2006 Plan.   During the Term, the Executive shall be eligible to participate in the Company’s 2006 Plan, or such other individual long term incentive arrangement for the Executive’s benefit approved by the Board, which shall grant to the Executive on an annual basis at the Board’s discretion, cash, stock, options and/or other types of compensatory awards.

4.           Benefits and Insurance.

a.             Benefits.   During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans (other than any annual bonus or other compensation or severance plans or programs, which benefits are set forth in this Agreement) as in effect from time to time (collectively “Benefits”), on the same basis as those benefits are generally made available to other employees.  Such Benefits shall include health, dental, and life insurance benefits.  The Company reserves the right to change or cancel any Benefits at its sole discretion, except as specifically set forth in this Agreement.

b.             Directors and Officers Liability Insurance.   During the Term, and for a reasonable period (not less than two years) thereafter, the Company shall maintain

Directors and Officers liability insurance coverage for the Executive in a total coverage amount determined by the Board to be reasonable, provided that, if the Executive’s employment is terminated for “Cause” or Executive resigns his employment without “Good Reason,” each term as defined herein, the Company may, at its discretion, elect not to maintain Directors and Officers liability insurance coverage for the Executive after the Executive’s termination date.

5.          Business Expenses.   During the Term, the Company shall reimburse the Executive for, or pay on behalf of the Executive, all reasonable and customary business expenses, including but not limited to travel expenses incurred by the Executive in the performance of the Executive’s duties hereunder.

6.          Vacations and Sick Time.   During the Term, the Executive shall be entitled to 15 days of vacation annually, prorated on a monthly basis from the Effective Date.  Up to one week of vacation time may be carried over until March 31 of the next calendar year, at which time it shall be forfeited if unused.

7.          Termination.  The Term of the Executive’s employment hereunder shall commence on the Effective Date and terminate two (2) years thereafter, unless terminated earlier by the Company or by the Executive pursuant to this Paragraph 7.

a.                                     Termination By the Company For Cause; Resignation By Executive Without Good Reason.

(i)  The Term and the Executive’s employment hereunder may be terminated by the Company for Cause (defined below).  Additionally, the Executive’s employment shall terminate automatically upon Executive’s resignation without Good Reason (as hereinafter defined).

(ii)  For purposes of this Agreement, “Cause” shall mean: (A) the Executive’s material breach of this Agreement; (B) the Executive’s willful misconduct in the performance of Executive’s duties hereunder that has an adverse effect on the Company; (C) the Executive’s indictment for, or plea of nolo contendere to a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or (D) the Executive’s willful malfeasance or willful misconduct in connection with the Executive’s duties hereunder which is materially injurious to the financial condition or business reputation of the Company; provided, that no such termination shall be effective as a termination for “Cause” unless the Executive has been given written notice by the Board of its intention to terminate the Executive’s employment for Cause, stating the grounds for such purported termination.

(iii)  If the Executive’s employment is terminated by the Company for Cause or if the Executive resigns without Good Reason, the Executive shall be entitled only to receive:

(A)            the Executive’s Base Salary through the date of the Executive’s termination, paid in one lump sum within the payroll period immediately following the Executive’s date of termination;

(B)           reimbursement for any business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination; and

(C)           such Benefits, if any, pursuant to Paragraph 4 herein as to which the Executive may be entitled as of the effective date of termination under the employee benefit plans of the Company, as required by applicable law.

The amounts described in clauses (A) through (C) are referred to herein as the “Accrued Rights.”

b.                                     Termination by the Company Without Cause; Resignation by Executive for Good Reason.

(i)  The Term and the Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive’s resignation for Good Reason.

(ii)  For purposes of this Agreement, “Good Reason” shall mean only: (A) the failure of the Company to pay or cause to be paid, or to provide or cause to be provided, any part of the Executive’s compensation, benefits or perquisites within ten business days from the date due hereunder; (B) any change in the Executive’s office location that would require him to commute more than fifty (50) miles from his current personal residence, as specified herein; (C) any material breach by the Company of this Agreement; or (D) a Change of Control (as hereinafter defined); provided that the events described in clauses (A) through (C) of this Paragraph 7(b)(ii) shall constitute Good Reason only if the Company fails to cure such event to the Executive’s reasonable satisfaction within 30 days after receipt from the Executive of written notice of the event which constitutes Good Reason.  The Executive’s determination that Good Reason exists shall be subject to review, at the Company’s election, through arbitration in accordance with Paragraph 15 herein.

(iii)  For purposes of this Agreement, “Change of Control” shall mean any one of the following transactions: (i) the acquisition in a transaction or a series of transactions (including a merger) by any person or organization, other than the Company or any of its subsidiaries, of beneficial ownership of fifty percent (50%) or more (on a fully diluted basis) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or persons holding similar positions with the Company; (ii) individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company, or successors appointed with the approval of such individuals, cease for any reason to constitute at least a majority of the Board of Directors (or similar body) as constituted from time to time; or (iii) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.

(iv)  If the Term and the Executive’s employment is terminated by the Company without Cause or if the Executive resigns for Good Reason, the Executive shall be entitled only to receive:

(A)      the amount equal to six months of the Executive’s Base Salary, payable in monthly installments equal to Executive’s monthly Base Salary for the first six (6) months beginning with the Company’s payroll date following the Executive’s date of termination;

(B)      all restrictions on any shares of Company stock, options, or other equity grants to the Executive shall lapse on the date of termination;

(C)      reimbursement for any business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination on or before the Company’s payroll period immediately following the Executive’s date of termination;

(D)      payment of any accrued but unused vacation days on or before the Company payroll period immediately following the Executive’s date of termination; and

(E)      Directors and Officers liability insurance coverage in a total coverage amount determined by the Board to be reasonable for a period of  two years after the Executive’s termination date.

c.             Termination Due to Death.

(A)      The Term and the Executive’s employment hereunder shall terminate upon the Executive’s death.  Upon termination of the Term and the Executive’s employment hereunder for the Executive’s death, the Executive’s spouse or estate (as the case may be) shall be entitled only to receive the Accrued Rights.

d.             Termination Due to Disability.

(i)  The Term and the Executive’s employment may be terminated by the Company upon the Executive’s “Disability”, which shall mean if the Executive becomes physically or mentally incapacitated and is therefore unable to perform the essential functions of Executive’s position as Chief Financial

Officer for a consecutive period of two (2) months during the Term; or, an aggregate of three (3) months during the Term.

  Prior to the termination of the Term and the Executive’s employment for Disability as described above, a written report from the Executive’s physician must be submitted to the Board, and include, at a minimum, a diagnosis of the Executive’s condition, together with an assessment of the Executive’s ability to continue in his role as Vice President and Chief Financial Officer pursuant to the conditions referenced in Paragraph 2.  Any question as to the existence of the Executive’s Disability where the Executive and the Company cannot agree shall be reviewed by a qualified physician mutually acceptable to the Executive and the Company.  Upon reviewing the diagnosis and prognosis of the Executive, such mutually accepted and qualified physician shall provide a report of his/her findings to the Board and the Executive, and shall be final and conclusive for purposes of this Agreement.

(ii)  Upon termination of the Term and the Executive’s employment hereunder for the Executive’s Disability, the Executive shall be entitled to receive:

(A)      the Accrued Rights; and

(B)      all restrictions on any shares of Company stock or equity grants, together with all options granted shall lapse on the date of the Executive’s termination due to Disability.

e.             Notice of Termination.   Any purported termination of the Term and the Executive’s employment by the Company or by the Executive (other than due to the Executive’s death) shall be communicated by written Notice of Termination to the other party.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, provided that the procedures set forth in Paragraph 7(b)(ii) herein must be complied with in respect of any resignation by the Executive for “Good Reason.”

8.          Non-Competition.

a.             Executive acknowledges and recognizes the highly competitive nature of the business of the Company and that he provides essential and unique services to the Company.  Accordingly, despite that the terms contained herein may limit the Executive’s ability to engage in certain business pursuits during the Restricted Period (as defined below), the Executive hereby agrees as follows:

During the Term and for the period ending two years following the termination of the Term and Executive’s employment with the Company for any reason other than an involuntary termination without Cause or a voluntary resignation by the Executive for

Good Reason (the “Restricted Period”), the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”):

(i)  become an officer, director, joint venturer, employee, agent, consultant or five percent (5%) or more shareholder (either directly or indirectly) of, or promote, provide services to or assist in any way, any person or entity which directly competes with any business of the Company or any of its affiliates in which the Company or such affiliates are engaged as of the date of the Executive’s termination of employment with the Company (hereinafter, engage in a “Competing Business”).  The Executive acknowledges that such restriction may limit his ability to engage in certain business pursuits during the Restricted Period, but also acknowledges that the Company has provided significantly higher remuneration and benefits from the Company, as provided herein, than that which he otherwise would have received to adequately compensate him for such restriction.  The Executive has had an opportunity to consult with an attorney with respect to these restrictions;

(ii)  interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company and customers, clients, suppliers, partners, members or investors of the Company.

b.             It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Paragraph 8 to be reasonable, if a final determination is made by an arbitrator or arbitrators, or by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.          Non-Solicitation.

a.             The Executive acknowledges and recognizes the highly competitive nature of the business of the Company and that he provides essential and unique services to the Company.  Accordingly, despite that the terms contained herein may limit the Executive’s ability to engage in certain business pursuits during the Restricted Period (as defined above), the Executive hereby agrees as follows:

During the Restricted Period (as defined above), the Executive will not, whether on his own behalf or on behalf of or in conjunction with any Person (as defined above):

(i)  directly or indirectly solicit or encourage any employee of the Company to leave the employment of the Company; or enter into an employment agreement or independent contractor agreement with any such employee;

(ii)  directly or indirectly solicit or enter into any business relationship with any person or entity who, at the time of the termination of the Executive’s employment with the Company, was a customer of the Company or actively was being solicited by the Company to be a customer of the Company;

(iii)  directly or indirectly, encourage any consultant then under contract with the Company to cease to work with the Company;

(iv)  directly or indirectly, encourage any of the Company’s customers or suppliers to cease doing business or reduce the amount of business it does with the Company.

b.             It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Paragraph 9 to be reasonable, if a final determination is made by an arbitrator or arbitrators, or by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10.        Confidential Information.

a.             The Executive will not at any time (whether during or after the Executive’s employment with the Company) retain or use for the benefit, purposes or account of the Executive or any other Person or disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or as otherwise required in connection with the proper performance of his duties on behalf of the Company), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, strategies, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, profits, pricing, costs, products, services, vendors, customers, clients, partners, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions — concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

b.             “Confidential Information” shall not include any information that is: (a) generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties;

(b) made legitimately available to the Executive by a third party without breach of any confidentiality obligation; or (c) required by law or legal process to be disclosed; provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment at the Company’s sole expense.

c.             Except as required by law, the Executive will not disclose to anyone, other than Executive’s immediate family and legal and other professional advisors, or as he may be compelled by law or legal process, the contents of this Agreement;  provided that the Executive may disclose to any prospective future employer the provisions of Paragraphs 8, 9 and 10 of this Agreement provided they agree to maintain the confidentiality of such terms, and may disclose the contents of this Agreement in order to enforce its terms.

d.             Upon termination of the Executive’s employment with the Company for any reason, the Executive shall cease and not thereafter commence use of any Confidential Information owned or used by the Company, and upon notification from the Company shall destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or is otherwise the property of the Company, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

The provisions of this Paragraph 10 shall survive the termination of the Executive’s employment with the Company for any reason.

11.        Intellectual Property.

a.             If the Executive creates, invents, designs, develops, contributes to or improves any United States or foreign works of authorship, design, program, software, source code, inventions, materials, documents, inventions, trade secrets, processes, patent applications, patents, know-how, copyrightable subject matter, and/or other intellectual property or work product of any kind (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Term and within the scope of the Executive’s employment and/or with the use of any Company resources (“Company Works”), the Executive shall promptly and fully disclose same to the Company, hereby irrevocably relinquishes for the benefit of the Company and its assigns any rights the Executive may have to the Company Works, and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company, without further consideration.

b.             During or after the Term, the Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.

c.             The provisions of this Paragraph 11 shall survive the termination of the Executive’s employment for any reason.

12.        Specific Performance.   The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Paragraphs 8, 9, 10 or 11 would be inadequate and the Company would suffer irreparable damages as a result of such breach.  In recognition of this fact, the Executive agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, and without the necessity of proof of actual damages, shall be entitled to obtain injunctive relief restraining any threatened or further breach, or any other equitable remedy which may then be available.

13.        Indemnification.

a.             The Company shall defend, indemnify and hold harmless the Executive to the fullest extent of the law from and against any and all loss, liability, damage or expense (including reasonable attorney’s fees and expenses incurred in connection with the investigation, defense or negotiation of a settlement thereof or otherwise) (collectively, “Losses”) arising from any claim or threatened claim by any third party with respect to, or in any way related to, the Company, this Agreement or the Executive’s services hereunder (collectively “Claim”).  The Executive shall give the Company prompt notice of any such Claim known to him, and the Company, in its sole discretion, then may take such action as it deems advisable to defend the Claim on behalf of the Executive.  (The failure by the Executive to give such a prompt notice shall not affect the right to indemnification except to the extent the Company is materially prejudiced thereby.)  The Company shall have the sole and exclusive right to use counsel of its own choosing, shall control the defense of any such Claim in all respects, and shall have the sole and exclusive right to negotiate and settle any such Claim on behalf of the Executive.  Notwithstanding the foregoing, the Executive shall have the right to employ his own legal counsel in defense of any Claim, with the reasonable fees and expenses of such counsel to be paid by the Company, provided that the Company determines that there exists a conflict of interest by reason of having common counsel in any such Claim.  The Executive shall cooperate fully with the Company and its counsel in all respects in connection with the defense of any Claim and in any attempt made to settle the matter.  Such indemnification shall be deemed to apply solely to (a) the amount of the judgment, if any, against the Executive, (b) any sums paid by the Executive in settlement, and (c) the expenses (including reasonable attorneys’ fees and expenses) incurred by the Executive in connection with its defense.  Notwithstanding anything to the contrary contained herein, the Executive shall not be entitled to indemnification for Losses under this Paragraph 13 for any claim or allegation made by the Company against the Executive arising out of the Executive’s breach of this Agreement; or if it is adjudicated by a court of competent jurisdiction that any Losses were the direct result of the gross negligence or willful misconduct by the Executive and, if so proven, the Executive shall reimburse the Company for the costs of defense incurred by the Company.

b.             Notwithstanding anything elsewhere to the contrary, this Paragraph 13 shall survive the termination of this Agreement and shall survive any termination of the Executive’s employment.

14.        No Mitigation; No Set Off.    In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

15.        Arbitration.    Any dispute between the parties arising out of this Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or the Executive’s employment (“Arbitrable Dispute”) shall be submitted to arbitration in the City of Boston, pursuant to the Rules of the American Arbitration Association, before a single experienced employment arbitrator who is either licensed to practice law in the Commonwealth of Massachusetts, or is a retired judge.  The arbitrator in any Arbitrable Dispute shall not have authority to modify or change this Agreement in any respect.  The Company shall be responsible for payment of the amount of the fees of the American Arbitration Association and the arbitrator.  In the event the arbitrator specifically finds that any claim or defense of either party is unreasonable, he may in his discretion direct that reasonable legal fees of the prevailing party be paid by the non-prevailing party.  The arbitrator’s decision and/or award will be fully enforceable and subject to entry of judgment by any court of competent jurisdiction.  Notwithstanding the provisions of this Paragraph 15, the Company may, at its sole discretion seek appropriate injunctive relief for the Executive’s breach of Paragraphs 8, 9, 10 or 11 in the Courts of the Commonwealth of Massachusetts and the United States District Court for the District of Boston.  The Executive hereby consents to the jurisdiction and venue of such courts for all such controversies.

16.        Miscellaneous.

a.             Governing Law.   This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles thereof.

b.             Entire Agreement/Amendments.     This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.             No Waiver.            The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.             Severability.   In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Agreement shall not be affected thereby.

e.             Assignment.   This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company solely to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f.              Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Parties.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise.  If the Executive should die while any accrued amount would still be payable to him hereunder had he continued to live, the accrued amounts, with the exception of any life, disability or health insurance premiums, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there is no such designee, to his estate.

g.             Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Andover Medical, Inc.

510 Turnpike Street, Ste. 204

North Andover, MA 01845

Attn: Edwin A. Reilly

With a copy to:

Phillips Nizer LLP

666 Fifth Avenue

New York, New York 10103-0084

Attn: Elliot H. Lutzker, Esq.

Facsimile: (212) 262-5152

If to Executive:

Jim Shanahan

Andover Medical, Inc.

510 Turnpike Street, Ste. 204

North Andover, MA 01845; and

8 Wyndmere Drive

Boxford, MA 01921

(or Executive’s most recent address set forth in the Company’s personnel record);

h.             Executive Representations.                 The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.  The Executive further represents that he has consulted with his own independent counsel with respect to the negotiation of, and his decision to enter into, this Agreement and acknowledges that he understands the meaning and effect of each and every term and provision contained herein.

i.              Prior Agreements.    This Agreement supersedes all prior agreements and understandings (including verbal agreements) between the Executive and the Company regarding the terms and conditions of the Executive’s employment with the Company.

j.              Withholding Taxes.            The Company shall withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

k.            Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

JIM SHANAHAN

/s/ JIM SHANAHAN		Dated:	9/11/07

ANDOVER MEDICAL, INC.

/s/ EDWIN A. REILLY		Dated:	9/11/07
By:	Edwin A. Reilly
Title:	Chief Executive Officer